Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Fathom Digital Manufacturing Corporation

(Exact Name Of Registrant As Specified In Its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(1)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Equity	Class A common stock, par value $0.0001 per share	45,423,250(2)	$246,194,015.02(6)	S-1	333-262194	January 28, 2022

Equity	Warrants to purchase Class A common stock	9,900,000(3)	$5,049,000.00(7)	S-1	333-262194	January 28, 2022

Equity	Class A common stock	109,095,234(4)	$591,296,168.28(6)	S-1	333-262194	January 28, 2022

Equity	Class A common stock, par value $0.0001 per share	7,000,000(5)	$37,940,000.00(6)	S-1	333-262189	January 28, 2022

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the amount of securities previously registered includes such indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents the sum of (a) 36,661,014 shares of Class A common stock issued to the Legacy Fathom Owners in connection with the closing of the Business Combination, (b) 4,770,000 shares of Class A common stock held by the Sponsor and the other Altimar II Founders following the closing of the Business Combination, (c) 2,724,736 Earnout Shares issued to certain Legacy Fathom Owners, and (d) 1,267,500 Sponsor Earnout Shares.

(3)	Represents the 9,900,000 Private Placement Warrants to purchase shares of Class A common stock held by the Sponsor.

(4)

Represents the sum of (a) 18,525,000 shares of Class A common stock to be issued upon the exercise of outstanding Public Warrants and Private Placement Warrants, and (b) the issuance of 90,570,234 shares of Class A common stock to be issued upon the exchange of New Fathom Units (together with a corresponding number of shares of Class B common stock) by the Selling Securityholders of New Fathom Units (including 6,275,264 Earnout Shares.)

(5)

Represents shares of Class A common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated immediately prior to the closing of the Business Combination.

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Class A common stock on the New York Stock Exchange (the “NYSE”) on January 11, 2022 (such date being within five business days of the date that this registration statement was filed with the SEC. This calculation is in accordance with Rule 457(c) of the Securities Act, which was $5.42 per share.

(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s Warrants on the NYSE on January 11, 2022 (such date being within five business days of the date that this registration statement was filed with the SEC). This calculation is in accordance with Rule 457(c) of the Securities Act, which was $0.51 per Warrant.